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                                                                    Exhibit 10.1

September 13, 2005


Mr. Robert Edwards
6 Edgewood Drive
Cherry Hill, N.J.   08003


Dear Mr. Edwards;

We are delighted to extend our offer of employment to you as CHIEF FINANCIAL OFFICER. This position joins our Executive Management Team, at an annual base salary of $ 130,000 to be paid semi-monthly. In this position you will report directly to Mr. Stephen King, Chief Executive Officer of Synova Healthcare Group, Inc., and will be expected to perform the duties consistent with such a position.

We have also considered the opportunity for long term incentives to support your career decision. You will be granted a stock option grant of 300,000 shares of Synova common stock (issued at FMV). This option grant will be exercisable, for active employees only, in equal increments of 75,000 shares annually following each of your first four years of employment.

In addition, you will receive three weeks (15 days) vacation in accordance with Company policy, and be eligible for participation in the Synova Medical and Dental plans as of your first day of employment on the same cost-sharing basis as other Synova employees. You are immediately eligible to participate in our Simple IRA savings plan. Your position within our company will also entitle you to participate, in the same manner as other employees, in all savings, stock purchase, group insurance, disability (insurance), equity incentive and other standard employee benefit plans maintained or adopted by Synova in the future. Therefore, you would also qualify for participation in the (i) Management Incentive Bonus Program, (ii) Employee Stock Option Incentive Program, and (iii) Synova Profit Sharing Program. Please be reminded that these three incentive programs are in the process of being developed and will be subject to approval by the Board of Directors.

Rob, we believe that you would be an excellent addition to the Synova team and we look forward to your favorable response. Your employment with Synova will be on an at-will basis and you will be required to execute a Nondisclosure and Non-solicitation Agreement upon commencement of employment. Please sign your acceptance of the Offer of Employment and return it to me no later than Thursday, September 15, 2005. We are projecting September 16, 2005 as the start date for your employment.

Please report for your first day of work on Friday, September 16, 2005 to our offices at 1400 N. Providence Road, Suite 6010, Media, PA, 19063 at 9:00 AM. We will be conducting an orientation for new employees during your first week. Should you have any further questions, please do not hesitate to contact me directly at (610) 565-7080, ext. 101.

Sincerely,




Mr. David J. Harrison
Chief Operating Officer


                        AGREED & ACCEPTED BY: _________________ DATE: ________
                                              Mr. Robert Edwards